Exhibit 10.1

Dave Harmon

Chief People Officer

November 9, 2017

Sharon T. Rowlands

President, USA TODAY NETWORK Marketing Solutions and

Chief Executive Officer, ReachLocal, Inc.

21700 Oxnard Street, Suite 1600

Woodland Hills, California 91367

RE: Amendment No. 1 to Letter Agreement

Dear Sharon,

Congratulations on your appointment as President, USA TODAY NETWORK Marketing Solutions of Gannett Co. Inc. (“Gannett”). In light of your appointment and increased responsibilities, the Executive Compensation Committee of Gannett’s Board of Directors has approved certain changes to the compensation that Gannett provides to you. We are pleased to memorialize these changes in this letter, which shall serve as Amendment No. 1 to the Letter Agreement dated August 2, 2016 between Gannett and you (the “Letter Agreement”).

Position: President, USA TODAY NETWORK Marketing Solutions and Chief Executive Officer, ReachLocal, Inc.

Effective Date: November 9, 2017

Base Salary: $610,000

Annual Bonus: You will be eligible to participate in an annual cash incentive plan for 2018 contingent upon your performance and company performance, as well as the availability of funds in the bonus pool. Your target annual bonus percentage is 80% of your base salary.

Long-Term Incentive: You will be eligible for an annual long-term incentive compensation grant at a target level commensurate with your position, subject to the terms and guidelines in place at the time of grant and as determined and approved by the Executive Compensation Committee of Gannett’s Board of Directors. The long-term incentive awards will be subject to the terms and conditions of the Gannett Co., Inc. 2015 Omnibus Incentive Compensation Plan and the pertinent award agreements, which will be provided to you when the awards are granted.

Except as expressly provided in this letter, all of the terms and provisions of the Letter Agreement are and will remain in full force and effect. In addition, nothing in this letter is intended to amend or modify your current participation in any of Gannett’s other benefit plans and compensation programs.

To indicate your acceptance of the terms and conditions set forth in this letter, please sign and date this letter below and return it to me.

Sincerely,

/s/ Dave Harmon
Dave Harmon, Chief People Officer

ACCEPTED AND AGREED this 9th day of November, 2017:

/s/ Sharon T. Rowlands
Sharon T. Rowlands